Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lottery.com Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Other (2)	13,130,368 (3)	$3.00	$39,391,104.00	$0.0000927	$3,651.56
Equity	Common stock, par value $0.001 per share	Other (2)	2,807,621 (4)	$3.00	$8,422,863.00	$0.0000927	$780.80
Total Offering Amounts					$47,813,967.00	$0.0000927	$4,432.36
Total Fee Offsets							—
Net Fee Due							$4,432.36

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Lottery.com Inc. (the “Company” or the “Registrant”) that may become issuable under the terms of the Lottery.com Inc. 2021 Incentive Plan (the “2021 Plan”) or the AutoLotto, Inc. 2015 Stock Option/Stock Issuance Plan (the “2015 Plan”), as applicable, by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on The Nasdaq Global Market on April 4, 2022.
(3)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2021 Plan.
(4)	Represents shares of restricted stock previously issued to the Registrant’s chief financial officer and chief operating officer pursuant to the 2015 Plan to be registered for resale.